UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2020

 U.S. PHYSICAL THERAPY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-11151	76-0364866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 West Sam Houston Parkway South, Suite 300, Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 297-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Symbol(s)
Common Stock, $.01 par value	USPH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

The information in Item 5.02 below is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

As a result of the current business environment, as further described in Item 8.01 – Other Events – Business Update, the executive officers of U.S Physical Therapy, Inc. (the “Company”, “we” and “our”) have agreed to salary reductions.

Attached as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, are the amendments to employment agreement for Messrs. Christopher J. Reading, Lawrance McAfee, Glenn McDowell and Graham Reeve, respectively.  Mr. Reading’s salary was reduced by 40% and the salaries of Messrs. McAfee, McDowell and Reeve salaries were reduced by 35%.

Item 8.01	Other Events.

The Company is filing this Current Report on Form 8-K to provide a business update and to supplement the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 28, 2020 (“Annual Report”).

Business Update

The Company’s operations continue to be adversely effected by the spread of COVID-19. More state and local governments are putting “stay in place” restrictions in place. Even where stay in place restrictions are not in effect, more and more people are infected or choosing to stay at home or self-quarantine. As a result, a number of our physical therapy clinics are at least temporarily closed. Clinics that remain open are experiencing a significant drop in patient volume as new patient referrals slow and existing patients cancel scheduled appointments and fail to schedule additional appointments. Likewise the Company’s industrial injury prevention business is experiencing a significant downturn as more of our clients’ locations are on reduced work schedules or closed. As a result, the Company expects a significant drop in revenue and, in the near term, expects to incur operating losses. Management is taking a number of steps to mitigate these losses. Actions include reducing employee salaries and furloughing or terminating employment of others. Other steps include renegotiating leases, deploying a telehealth and e-visit solution to perform services remotely, slowing development of new clinics, delaying potential acquisitions and cutting other expenses.

Amendment to Risk Factors

The following risk factor should be read in conjunction with the risk factors described in the Annual Report.

We are subject to risks associated with public health crises and epidemics/pandemics, such as the novel strain of coronavirus (COVID-19).

Our operations expose us to risks associated with public health crises and epidemics/pandemics, such as the novel strain of coronavirus (COVID-19) that has spread globally. In recent weeks, the continued spread has led to disruption and volatility in the global capital markets, which increases the cost of, and adversely impacts access to, capital and increases economic uncertainty. It is likely that the pandemic will cause an economic slowdown of potentially extended duration, and it is possible that it could cause a global recession.

COVID-19 is having, and will continue to have, an adverse impact on our operations and supply chains, including an increase in cancellations of physical therapy patient appointments and a decline in the scheduling of new or additional patient appointments.  Due to these impacts and measures, we have experienced, and will continue to experience, significant and unpredictable reductions and cancellations of our patient visits.

As a result, given the rapid and evolving nature of the virus, COVID-19 will negatively affect our revenue, and it is uncertain how materially COVID-19 will affect operations generally if these impacts persist or worsen over an extended period of time. Any of these impacts would have a significant adverse effect on our business, financial condition and results of operations, and at this point, the extent of the impact of COVID-19 remains uncertain.

Item 9.01	Financial Statements and Exhibits.

10.1+*	Amendment to Employment Agreement entered into as of March 26, 2020 by and between the Company and Christopher Reading.
10.2+*	Amendment to Employment Agreement entered into as of March 26, 2020 by and between the Company and Lawrance McAfee.
10.3+*	Amendment to Employment Agreement entered into as of March 26, 2020 by and between the Company and Glenn McDowell.
10.4+*	Amendment to Employment Agreement entered into as of March 26, 2020 by and between the Company and Graham Reeve.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PHYSICAL THERAPY, INC.

Dated: March 26, 2020	By:	/s/ Lawrance McAfee
Lawrance McAfee
Chief Financial Officer
(duly authorized officer)